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                                                                       EXHIBIT 5

June 24, 1999

Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey 07068

Re:      Opinion of Counsel

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration by Automatic Data Processing, Inc. (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 10,386,318 shares of the Company's Common Stock, par value $.10 per share (the "Shares"), which are to be offered and sold by the Company pursuant to the its Employees' Savings-Stock Purchase Plan, Associate Stock Purchase Plan B, the ADP Network Services Group SAYE Scheme 1998, and the Dealer Solutions Holdings, Inc. 1998 Stock Option Plan (collectively, the "Plans").

         As General Counsel of the Company, I am of the opinion that, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to its use as part of the Registration Statement, and to the use of my name in the Registration Statement.

                                                    Very truly yours,


                                                    /s/ James B. Benson
                                                    -------------------
                                                    James B. Benson